Exhibit 99.1

BRISTOL-MYERS SQUIBB NAMES THOMAS J. LYNCH, JR., M.D.

TO BOARD OF DIRECTORS

NEW YORK (December 10, 2013) - Bristol-Myers Squibb Company (NYSE: BMY) today announced that its Board of Directors has elected Thomas J. Lynch, Jr., M.D. to the Board, effective January 1, 2014. Dr. Lynch will serve as a member of the Science and Technology Committee of the Board of Directors.

Dr. Lynch, 53, is currently the director of the Yale Cancer Center and physician-in-chief of the Smilow Cancer Hospital at Yale-New Haven. He is also the Richard Sackler and Jonathan Sackler Professor of Medical Oncology at Yale-New Haven. He has held these positions since 2009. From 1993 to 2009, he was a professor of medicine at Harvard Medical School and chief of hematology/oncology at Massachusetts General Hospital (MGH) Cancer Center. He also served as director of the Center for Thoracic Cancers at MGH and director of medical oncology at MGH Thoracic Oncology Center.

“Tom is both a world class oncologist and a highly accomplished business leader. As we advance our work in immuno-oncology and build our leadership position in oncology, his guidance and scientific and business perspectives will be invaluable,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb.

James M. Cornelius, chairman of Bristol-Myers Squibb, added, “We are very pleased to have Tom join our Board. His rare combination of skills and track record of success in both medicine and business uniquely qualify him to serve on our Board of Directors.”

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

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Contacts:

Media: Laura Hortas, 609-252-4587, laura.hortas@bms.com

Investors: John Elicker, 609-252-4611, john.elicker@bms.com